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U.S. VISION, INC.


                    EXHIBIT 21 - SUBSIDIARIES OF THE COMPANY


         Names of Subsidiaries                   State of Incorporation
         ---------------------                   ----------------------

         USV Optical, Inc.                               Texas

         Styl-Rite Optical Mfg. Co., Inc.                Florida

         Ben Israel Optical, Inc.                        Arkansas